UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 25, 2011
VICOR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51475	20-2903491

(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Corporate Blvd., N.W., Suite 123 Boca Raton, Florida	33431

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (561) 995-7313
NONE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events
Vicor Technologies, Inc. (the “Company”) has commenced the solicitation of the exercise of outstanding common stock purchase warrants (collectively, the “Warrants”) and has reduced the exercise price of these Warrants to $.25 per share during the time period beginning on April 25, 2011 and ending on June 30, 2011. The stated exercise prices of these Warrants are $0.50, $1.00, $1.25, $2.00, $2.25, $2.50 and $3.12 per share. If all the Warrants are exercised, the Company could receive approximately $4.5 million, although no assurances can be given as to the number of Warrants that will be exercised. The Company will use all the proceeds for working capital.
The shares of common stock issuable upon exercise of the Warrants (the “Shares”) have not been registered under the Securities Act of 1933, as amended (“Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to the registration requirements of, the Securities Act and other applicable securities laws.
This Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICOR TECHNOLOGIES, INC.
Date: May 4, 2011	By:	/s/ David H. Fater
David H. Fater
Chief Executive Officer and President